Exhibit 10.1

CONTRIBUTION AND EXCHANGE AGREEMENT
BY AND AMONG
HAGERTY, INC.
THE HAGERTY GROUP, LLC,
BROAD ARROW HOLDINGS LLC,
BROAD ARROW GROUP, INC.,
THE CONTRIBUTOR REPRESENTATIVE,
AND
EACH OF THE CONTRIBUTORS PARTY THERETO

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Article 1	Contribution and Exchange; Closing	2
1.1	Contribution and Exchange	2
1.2	Closing; Delivery	4
1.3	Intended Tax Treatment	4
Article 2	Representations and Warranties of the Company	4
2.1	Organization, Good Standing, Corporate Power and Qualification	5
2.2	Non-Contravention	5
2.3	Capitalization	5
2.4	Subsidiaries	6
2.5	Title to Contributed Shares	6
2.6	Governmental Consents and Filings	6
2.7	Litigation	6
2.8	Intellectual Property	6
2.9	Compliance with Other Instruments	7
2.10	Agreements; Actions	9
2.11	Certain Related Party Transactions	9
2.12	Rights of Registration and Voting Rights	10
2.13	Property	10
2.14	Financial Statements	10
2.15	Absence of Certain Changes	11
2.16	Employee Matters	11
2.17	Tax Returns and Payments	13
2.18	Insurance	15
2.19	Employee Agreements	15
2.20	Permits	15
2.21	Corporate Documents	15
2.22	83(b) Elections	15
2.23	Environmental and Safety Laws	15
2.24	Disclosure	16
2.25	[Reserved]	16
2.26	[Reserved]	16
2.27	USA PATRIOT Act, OFAC and Other Regulations	16
2.28	Compliance with Anti-Corruption Laws	17
Article 2A	Representations and Warranties of Contributors	17
2A.1	Organization, Good Standing, Entity Power and Qualification	17
2A.2	Non-Contravention	18
2A.3	Title to Contributed Shares	18
2A.4	Governmental Consents and Filings	18
2A.5	Rights of Registration and Voting Rights	18
2A.6	Acquisition Entirely for Own Account	18
2A.7	Restricted Securities	18
2A.8	No Public Market	19
2A.9	Legends	19
2A.10	Accredited Investor	20
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2A.11	Foreign Investors	20
2A.12	No General Solicitation	20
2A.13	Disclosure of Information	20
2A.14	PTP	20
Article 3	Representations and Warranties of Parent and Hagerty	21
3.1	Organization and Authorization	21
3.2	No Conflicts; Consents	21
3.3	Investment Purpose	21
3.4	Issuance of Unit Consideration and Parent Units	22
3.5	SEC Filings and Financials	22
3.6	Capitalization of Parent	23
3.7	Capitalization of Hagerty	24
3.8	Acknowledgment of Conflicts	24
3.9	Non-Reliance	24
3.10	Tax Matters	25
Article 4	Additional Obligations and Agreements	25
4.1	Post-Closing Operation of the Business	25
4.2	Employees; Benefit Plans	25
4.3	Opportunity to Obtain Counsel and Information	27
4.4	Further Assurances	27
4.5	Release by Contributors	27
4.6	Waiver of Conflicts by Parent and Hagerty	29
4.7	Registration Rights	29
4.8	Conduct of Business Prior to the Closing	30
4.9	280G	32
Article 5	Conditions to Hagerty’s Obligations at Closing	32
5.1	Representations and Warranties	32
5.2	Performance	32
5.3	Consents	32
5.4	Compliance Certificate	32
5.5	Secretary’s Certificate	32
5.6	Proceedings and Documents	33
5.7	Exchange Agreement	33
5.8	Lockup Agreement	33
5.9	Restrictive Covenant Agreements	33
5.10	Accredited Investor Questionnaire	33
5.11	FIRPTA Certificate	33
5.12	Backup Withholding Forms	33
5.13	Contributor Loan Payoff	33
5.14	Transaction Expenses Payoff	34
5.15	Consideration Schedule	34
Article 6	Conditions to the Contributors’ Obligations at Closing	34
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6.1	Representations and Warranties	34
6.2	Performance	34
6.3	Consents	34
6.4	Compliance Certificate	35
6.5	Secretary’s Certificate	35
6.6	Exchange Agreement	35
6.7	Lockup Agreement	35
6.8	Restrictive Covenant Agreements	35
6.9	Consideration Schedule	35
Article 7	Indemnification	35
7.1	[Reserved]	35
7.2	Indemnification by Contributors	36
7.3	Indemnification by Hagerty	36
7.4	Indemnification Procedures	36
7.5	Survival	37
7.6	Certain Limitations	37
7.7	Materiality	39
7.8	Payments by Cancelation of Units or Parent Common Stock	39
7.9	Tax Treatment of Indemnification Payments	41
7.10	Exclusive Remedies	41
Article 8	Tax Matters	41
8.1	Tax Covenants	41
8.2	Termination of Existing Tax Sharing Agreements	41
8.3	Hagerty Tax Matters	42
8.4	Cooperation and Exchange of Information	42
Article 9	Termination	42
9.1	Termination	42
9.2	Effect of Termination	42
Article 10	Miscellaneous	43
10.1	Successors and Assigns	43
1.2	Governing Law	43
10.3	Counterparts	43
10.4	Titles and Subtitles	43
10.5	Notices	43
10.6	No Finder’s Fees	44
10.7	Fees and Expenses	44
10.8	Attorneys’ Fees	44
10.9	Amendments and Waivers	45
10.10	Severability	45
10.11	Delays or Omissions	45
10.12	Entire Agreement	45
10.13	Announcement	45
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10.14	Dispute Resolution	45
10.15	Authorization of Contributor Representative	46
10.16	Representation; Privileged Communications; Conflicts	48
10.17	Enforcement of Agreement	48
Article 11	Definitions	48

EXHIBITS

Exhibit A	-	Form of Lockup Agreement
Exhibit A-1	-	Form of Exchange Agreement
Exhibit B	-	Form of Restrictive Covenant Agreement

SCHEDULES

Schedule A	-	Contributors – Company Shares
Schedule B	-	Unit Consideration
Schedule C	-	Stock Consideration
Schedule 4.1	-	Post-Closing Operations
Schedule 7.2	-	Excluded Indemnification Matters
Schedule 7.6(f)	-	Recipients – Founders LLC Dissolution
Schedule 9.16	-	Representation; Privileged Communications; Conflicts
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THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this "Agreement"), is made as of August 9, 2022 (the "Agreement Date"), by and among Hagerty, Inc., a Delaware corporation ("Parent"), The Hagerty Group, LLC, a Delaware limited liability company ("Hagerty"), Broad Arrow Group, Inc., a Delaware corporation (the "Company"), Broad Arrow Holdings LLC, a Delaware limited liability company (the "Founders LLC"), and each Person identified in the column titled "Shareholder" in Schedule A attached hereto (together with Founders LLC, the "Contributors"), and Kenneth Ahn, solely as the representative of the Contributors as set forth in this Agreement (the "Contributor Representative"). Parent, Hagerty and Contributors are referred to collectively herein as the "Parties" and each individually as a "Party."

Recitals

A.    Hagerty is a Subsidiary of Parent, which is publicly-traded on the New York Stock Exchange under the symbol "HGTY".
B.    Hagerty owns 15,250,000 issued and outstanding shares of Company Common Stock, or approximately 39.74% of the issued and outstanding shares of Company Common Stock of the Company.
C.    Contributors collectively own the remaining 23,125,000 issued and outstanding shares of Company Common Stock (the "Contributed Shares"), or approximately 60.26% of the issued and outstanding shares of Company Common Stock, in the amounts set forth opposite each Contributor's name in the column titled "Shares of Company Common Stock" in Schedule A attached hereto.
D.    Hagerty and Contributors collectively own all of the issued and outstanding Company Securities.
E.    Contributors desire to contribute, assign, transfer and deliver to Hagerty, and Hagerty desires to accept and acquire from Contributors, all of the Contributed Shares, and in exchange Hagerty desires to issue and deliver to Contributors the Unit Consideration (as defined herein), and for Parent to issue and deliver to Contributors the Stock Consideration (as defined herein), as applicable, and Contributors desire to accept and acquire from Hagerty or Parent the Unit Consideration or Stock Consideration, as applicable, upon the terms and subject to the conditions set forth in this Agreement.
F.    It is intended that the contribution of the Contributed Shares (other than the Contributed Shares owned by the Foreign Contributors) in exchange for Units be treated for United States federal and applicable state and local income tax purposes as a tax-free contribution governed by Section 721 of the Code.
G.    It is intended that the receipt by the Foreign Contributors of Stock Consideration in exchange for the contribution of Company Common Stock to Hagerty, together with the issuance by Hagerty of Units to Parent as consideration for the issuance of the Stock Consideration to the Foreign Contributors, shall together be treated as if (A) Parent had contributed the Stock Consideration to Hagerty in exchange for the Parent Units, and (B) immediately thereafter, Hagerty had transferred the Stock Consideration to the Foreign Contributors in exchange for the Company Common Stock held by the Foreign Contributors, collectively in transactions described in Treasury Regulations §§ 1.1032-3(c) and 1.1032-3(e) (Example 3).
Agreement
Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Article 1
Contribution and Exchange; Closing.
1.1    Contribution and Exchange.
(a)    At the Closing, subject to the terms and conditions of this Agreement, Contributors shall contribute, assign, transfer and deliver, upon the terms and conditions hereinafter set forth, to Hagerty, free and clear of all Liens, and Hagerty shall accept and acquire from Contributors the Contributed Shares, which, together with Hagerty's Interest, comprise all of the outstanding Equity Securities of the Company.
(b)    In consideration for the Contributors' contribution of the Contributed Shares, Hagerty shall issue and deliver to Contributors the following:
(i)    Unit Consideration. With respect to each Domestic Contributor, at the Closing, in exchange for the contribution of shares of Company Common Stock to Hagerty in the amounts and from the Domestic Contributors set forth in Schedule B, Hagerty shall issue and deliver to each Domestic Contributor the number of Units opposite such Domestic Contributor's name in the column titled "Units of Hagerty" in Schedule B (the "Unit Consideration"), provided that the amounts set forth in Schedule B shall be updated prior to the Effective Time based off of the Parent Trading Price in a manner and in the amounts to be mutually agreed upon by Parent, Hagerty, the Company and Founders LLC immediately prior to the Effective Time. For purposes of clarity, the amounts provided in Schedule B hereto as of the Agreement Date are provided for illustrative guidance only and set forth the number of Units each Domestic Contributor would receive if the shares of Company Common Stock were issued as of the Agreement Date. The Unit Consideration received by each Domestic Contributor shall equal the number of Units equal to the product of (a) the Exchange Ratio, multiplied by (b) the total number of shares of Company Common Stock held by such Domestic Contributor as of immediately prior to the Closing. Units issued directly to Key Employees or indirectly through one or more Persons for the benefit of Key Employees pursuant to this Section 1.1(b)(i) shall be subject to the terms and restrictions of the

LLC Agreement, the Exchange Agreement, any other Transaction Agreements concerning the Units and all applicable federal and state securities laws. Notwithstanding the foregoing, with respect to the Unit Consideration received by William Ruprecht Revocable Trust 2013, such Unit Consideration shall not be subject to the Restrictions (as defined in the Exchange Agreement). As such, upon the Closing, the Unit Consideration received by William Ruprecht Revocable Trust 2013 all Units shall be unrestricted and may be Exchanged (as defined therein) in accordance with the Exchange Agreement.
(ii)    Stock Consideration. With respect to each Foreign Contributor, on the Effective Date, in exchange for the contribution of shares of Company Common Stock to Hagerty in the amounts and from the Foreign Contributors set forth in Schedule C, (A) Parent shall issue and deliver to each Foreign Contributor the number of shares of Parent Common Stock opposite such Foreign Contributor's name in the column titled "Shares of Parent Common Stock" in Schedule C (the "Stock Consideration" and, together with the Unit Consideration, the "Consideration"), and (B) in consideration of Parent issuing the Stock Consideration to each Foreign Contributor, Hagerty shall issue to Parent the number of Units opposite Parent's name in the column titled "Units of Hagerty" in Schedule B (the "Parent Units"), provided that the amounts set forth in Schedules B and C shall be updated prior to the Closing Time based off of the Parent Trading Price in a manner and in the amounts to be mutually agreed upon by Parent, Hagerty, the Company and Founders LLC immediately prior to the Closing Time. For purposes of clarity, the amounts initially provided in Schedules B and C hereto as of the Agreement Date are provided for illustrative guidance only, setting forth the number of shares of Stock Consideration each Foreign Contributor would receive if the shares of Company Common Stock were issued as of the Agreement Date. The Stock Consideration received by each Foreign Contributor shall equal the number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio, multiplied by (b) the total number of shares of Company Common Stock held by such Foreign Contributor as of immediately prior to the Closing. Shares of Parent Common Stock issued directly to Key Employees or indirectly through one or more Persons for the benefit of Key Employees pursuant to this Section 1.1(b)(ii) shall be subject to the terms and restrictions of the Lockup Agreement, any other Transaction Agreements concerning the shares of Parent Common Stock and all applicable federal and state securities laws.
(iii)    Unit Consideration and Stock Consideration Forfeiture. Certain Contributor Loans referenced in the column titled "Contributor Loans" on Schedule B are being repaid via offset against the Unit Consideration or Stock Consideration, as applicable, by the Contributors referenced in the column titled "Contributor Loans" on Schedule B (the "Specified Contributors"). In return for the cancellation in full of such Contributor Loans, each of the Specified Contributors will receive the amount of Unit

Consideration or Stock Consideration (applicable to the non-US holders), less the amount of Unit Consideration or Stock Consideration offset to satisfy the repayment of the applicable Contributor Loans, all as shown on in the column titled "Contributor Loans" on Schedule B, provided, however, that Parent, Hagerty, the Company and Founders LLC and each respective Contributor may mutually agree to update such Contributor's portion of the "Contributor Loans" on Schedule B between the date of this Agreement and the Effective Time based on any necessary updates to the actual amount of Contributors Loans to be repaid via offset of Unit Consideration or Stock Consideration, as applicable.
1.2    Closing; Delivery. Subject to the earlier termination of this Agreement pursuant to Article 9, the contribution, assignment, transfer and delivery of the Contributed Shares shall take place, as soon as practicable after the Agreement Date, but in any event no later than August 16, 2022, remotely via the electronic exchange of documents and satisfaction or waiver of the conditions set forth in Article 5 and Article 6 (other than those conditions that, by their terms, are to be satisfied by action to be taken at Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other time as the Parties agree in writing, but with deemed effect at the offices of Hagerty in Traverse City, Michigan (which time and place are designated as the "Closing" or the "Effective Time" and the date of such Closing, the "Effective Date"). At the Closing, among other things, Contributors shall deliver to Hagerty a stock certificate or certificates evidencing the Contributed Shares (in electronic or physical format), free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.
1.3    Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Parties intend that (i) the contribution of the Contributed Shares (other than the Contributed Shares owned by the Foreign Contributors) in exchange for Units be treated for United States federal income tax purposes as contribution governed by Section 721 of the Code, and (ii) the receipt by the Foreign Contributors of Stock Consideration in exchange for the contribution of Company Common Stock to Hagerty, together with the issuance by Hagerty of Units to Parent as consideration for the issuance of the Stock Consideration to the Foreign Contributors, shall together be treated as if (A) Parent had contributed the Stock Consideration to Hagerty in exchange for the Parent Units, and (B) immediately thereafter, Hagerty had transferred the Stock Consideration to the Foreign Contributors in exchange for the Company Common Stock held by the Foreign Contributors, collectively in transactions described in Treasury Regulations § 1.1032-3(c) and 1.1032-3(e) (Example 3). The Parties shall file all Tax Returns in a manner consistent with the intended tax treatment set forth in this Section 1.3, except as required by applicable Law following a final determination within the meaning of Section 1313(a) of the Code.

Article 2
Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent and Hagerty that, except as set forth on the Disclosure Schedule attached to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2 and Article 2A, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 2 and Article 2A. With respect to this Article 2, references to the "Company" shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of its organization. The Company has the legal capacity and full power and authority (as applicable) to execute and deliver this Agreement and each Transaction Agreement to which the Company is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally. Upon the execution and delivery by the Company of each Transaction Agreement to which the Company is a party, such Transaction Agreement will constitute the valid and legally binding obligation of the Company, as applicable, enforceable against the Company in accordance with the terms of such Transaction Agreement, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally.
2.2    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and each Transaction Agreement does not conflict with, violate or result in the breach of, or create any Lien on the Contributed Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Company is a party or is subject or by which the Contributed Shares are bound.
2.3    Capitalization.
(a)    The authorized capital of the Company consists of: 100,000,000 shares of Company Common Stock, 38,375,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Company Common Stock in its treasury.
(b)    The Company reserved ten percent (10%) of its shares of Company Common Stock for issuance to officers, directors, employees, consultants and other eligible persons pursuant to its 2022 equity incentive plan (the "Stock Plan"). Of such reserved shares of Company Common Stock, no awards pursuant to the Stock Plan have been granted.

(c)    Section 2.3(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately prior to the Closing including the number of shares of the following: (i) issued and outstanding Company Common Stock, including, restricted Company Common Stock; (ii) granted or committed stock options; (iii) shares of Company Common Stock reserved under the Stock Plan; (iv) warrants or stock purchase rights, if any, and (v) any other Company Securities. Except as set forth in Section 2.3(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Company Securities, or any securities convertible into or exchangeable for shares of Company Securities.
(d)    Except as set forth in Section 2.3(c) of the Disclosure Schedule or as provided in the SHA, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
(e)    To Company's Knowledge, any "nonqualified deferred compensation plan" (as such term is defined under Section 409A (d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a "409A Plan") complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To Company's Knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(f)    The Company has obtained valid waivers of any rights by other parties to purchase any of the Contributed Shares covered by this Agreement.
2.4    Subsidiaries. Except as set forth on Section 2.4 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
2.5    Title to Contributed Shares. To the Company's Knowledge, the Contributed Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Contributors, free and clear of all Liens. To the Company's Knowledge, upon consummation of the transactions contemplated by this Agreement, Hagerty shall own the Contributed Shares, free and clear of all Liens, other than restrictions on transfer under applicable federal and state securities laws.
2.6    Governmental Consents and Filings. To Company's Knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of any Contributor in connection with the consummation of the transactions contemplated by this Agreement.
2.7    Litigation. Except as set forth on Section 2.7 of the Disclosure Schedules, there is no Action pending or, to Company's Knowledge, threatened (a) against or by the Company relating to or affecting the Company, the business of the Company or any of its assets; (b) against or by any Contributor or any Affiliate thereof arising directly from such Contributor or Affiliate's status as employee, officer, director or service provider to the Company or as owner of the Contributed Shares; (c) against any current or former director, Key Employee or other employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation; or (d) against or by the Company, any Contributor or any Affiliate of Contributor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Neither the Company nor, to the Company's Knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). To Company's Knowledge, no event has occurred or circumstances exist that give rise to any such Action which would be reasonably likely to have a Material Adverse Effect. There is no Action by the Company pending or which the Company intends to initiate. Except as set forth on Section 2.7 of the Disclosure Schedule, to Company's Knowledge, no Key Employee who will be employed by Hagerty (either solely or jointly with the Company) is or is alleged to be in material breach of any enforceable contractual (express or implied) or statutory obligation owed to a former employer.
2.8    Intellectual Property.
(a)    The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any conflict with, or known infringement of, the rights of others, including prior employees or consultants or institutions with which any of them may be affiliated now or may have been affiliated in the past. To Company's Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company's business. To Company's Knowledge, it will not be necessary to use any inventions owned by any of its current or former employees or consultants (or Persons it currently intends to hire) made prior to their employment or service by the Company other than as has been assigned to the

Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company's business as now conducted and as presently proposed to be conducted. Section 2.8(a) of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, domain names and licenses to and under any of the foregoing in the conduct of the Company's business as now conducted and as presently proposed to be conducted and all intellectual property rights that it solely or jointly conceived, reduced to practice, developed or made that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company's business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. The Company has not embedded any open source, copy left or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.8(a), the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company's rights in the Company Intellectual Property.
(b)    The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. The Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
2.9    Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Certificate of Incorporation or Bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (e) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
2.10    Agreements; Actions.
(a)    Except as set forth on Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) outstanding obligations (contingent or otherwise) of, or payments to, the Company in excess of $1,000,000 individually or in the aggregate, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company other than licenses with respect to commercially available software products under standard end user agreements entered into in the Company's ordinary course of business, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
(b)    Except as set forth on Section 2.10(b) of the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually or in the aggregate in excess of $1,000,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, individually or in the aggregate in excess of $1,000,000, (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, or (v) made any loan to a Contributor (each, a "Contributor Loan").
(c)    The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
2.11    Certain Related Party Transactions.
(a)    Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of Company Common Stock and the issuance of options to purchase shares of the Company's Company Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key

Employees, or any Affiliate thereof providing for Company benefits to any such Persons.
(b)    Except as set forth on Section 2.10(b) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth on Section 2.11(b) of the Disclosure Schedule, none of the Company's directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to Company's Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.
2.12    Rights of Registration and Voting Rights. Except as set forth on Section 2.12 of the Disclosure Schedule, (i) the Company is not under any obligation to register under the Securities Act any of its currently outstanding Company Securities or any securities issuable upon exercise or conversion of its currently outstanding Company Securities; and (ii) to the Company's Knowledge, no Contributor has entered into any agreements with respect to the voting of Company Common Stock.
2.13    Property. The property and assets, excluding the Company's loanbook, that the Company owns are free and clear of all Liens. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets. The Company does not own any real property.
2.14    Financial Statements. The Company was incorporated on September 7, 2021, and has a limited operating history. Section 2.14 of the Disclosure Schedule sets forth the Company's unaudited financial statements (balance sheet and income statement) for the six-month period ended June 30, 2022, which were prepared using a standard system of accounting established and administered in accordance with U.S. general accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except that they may not contain all footnotes required by GAAP and remain subject to year-end adjustments) (the "Financial Statements"). The Financial Statements, together with the related schedules and notes, present fairly the financial position of the Company at the dates indicated and the periods specified. The pro forma financial statements have been prepared in good faith by the Company, based on the assumptions stated therein (which assumptions are believed by the Key Employees of the Company on the Effective Date to be reasonable), are based on the best information available to the Key Employees of the Company as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the transactions contemplated hereby and present fairly in all material respects the pro forma financial statements of the Company for the periods reflected therein.
2.15    Absence of Certain Changes.
(a)    Since the date of incorporation of the Company, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect, or any arrangements or commitments by the Company to take any actions that could reasonably be expected to result in a Material Adverse Effect.
(b)    Except as set forth on Section 2.15(b) of the Disclosure Schedule, since January 5, 2022 until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any: (i) material amendment of the Certificate of Incorporation, Bylaws or other organizational documents of the Company; (ii) split, combination or reclassification of any shares of its capital stock; (iii) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock; (iv) redemption, purchase or acquisition of its capital stock; (v) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements; (vi) increase in the compensation of its employees, other than as required in any written agreements or in the ordinary course of business; (vii) adoption, amendment or modification of any employment benefit plan, the effect of which in the aggregate would increase the obligations of the Company by more than 5% percent of its existing annual obligations to such plans; (viii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; (ix) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or (x) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
2.16    Employee Matters.
(a)    Except as set forth on Section 2.16(a) of the Disclosure Schedule, to Company's Knowledge, (x) none of the Company's employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of the Company or that would materially conflict with the Company's business; and (y) neither the execution or delivery of the

Transaction Agreements, nor the carrying on of the Company's business by the employees of the Company , nor the conduct of the Company's business as now conducted and as presently proposed to be conducted, will, to Company's Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such current employee is now obligated.
(b)    The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, immigration, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts (if any) required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
(c)    To Company's Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth on Section 2.16(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth on Section 2.16(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(d)    Except as set forth on Section 2.16(d) of the Disclosure Schedule, the Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.
(e)    As of the date hereof, the Company has not established or implemented any employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.
(f)    To Company's Knowledge, none of the Key Employees has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding vehicle-related violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
2.17    Tax Returns and Payments.
(a)    All income and other material Tax Returns required to be filed on or before the Closing by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No written, or to the Company's knowledge, oral claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that are still in effect.
(e)    Other than as may be accrued in the Financial Statements, there are no accrued and unpaid federal, state, county, local or foreign Taxes of the Company which are due, whether or not assessed or disputed. The amount of the Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    There have been no completed, pending or threatened examinations, audits or Actions with respect to any Tax Returns of the Company by any applicable federal, state, local or foreign governmental agency.
(g)    The Company has delivered to Hagerty copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.
(h)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
(i)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any such agreement entered into in the ordinary course of business, the principal purpose of which is not the sharing, assumption or indemnification of Taxes).
(j)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(k)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract (other than any contract entered into in the ordinary course of business, the principal purpose of which is not the sharing, assumption or indemnification of Taxes) or otherwise.
(l)    The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;
(ii)    an installment sale or open transaction occurring on or prior to the Closing;
(iii)    a prepaid amount received on or before the Closing;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or
(v)    any election under Section 108(i) of the Code made prior to the Closing.
(m)    The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(n)    The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code at any time within the last two (2) taxable years.

(o)    The Company is not, and has not been, a party to, or a promoter of, a "listed transaction" within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including but not limited to net operating losses (each, a "Tax Attribute"), or the ability of Hagerty or any of its Affiliates (including, after the Closing, the Company) to utilize such Tax Attributes after the Closing.
2.18    Insurance. The Company has implemented and bound insurance policies concerning general liabilities and casualties suitable to cover its current operations.
2.19    Employee Agreements. Each current officer and employee of the Company has executed an agreement with the Company regarding confidentiality and proprietary information and containing restrictive covenants substantially in the form or forms approved by the Board of Directors (the "Confidential Information Agreements"). Except as set forth on Section 2.19 of the Disclosure Schedule, no current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee's Confidential Information Agreement. To Company's Knowledge, no Key Employee is in violation of any agreement covered by this Section 2.19.
2.20    Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
2.21    Corporate Documents. True, complete and correct copies of the following documents have been delivered to Hagerty: (i) the Certificate of Incorporation and Bylaws of the Company; and (ii) the minute books of the Company, which contains minutes of all meetings of the Board of Directors and stockholders and all actions by written consent without a meeting by the Board of Directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the Board of Directors (and any committee thereof) and stockholders with respect to all transactions referred to in such minutes.
2.22    83(b) Elections. To Company's Knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Company Common Stock.
2.23    Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) to Company's Knowledge, the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to Company's Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a "Hazardous Substance"), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company ; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has delivered to Hagerty true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2.23, "Environmental Laws" means any Law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
2.24    Disclosure. The Company has made available to Hagerty all the information reasonably available to the Company that Hagerty has requested for deciding whether to purchase the Contributed Shares (including pursuant to written due diligence requests of Hagerty and/or its counsel). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule or the information previously provided to Parent or Hagerty by the Company, and no certificate furnished or to be furnished to Hagerty at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
2.25    [Reserved].
2.26    [Reserved].
2.27    USA PATRIOT Act, OFAC and Other Regulations.
(a)    Neither the Company nor any of its Affiliates or their respective officers, directors, brokers or agents (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.
(b)    Neither the Company nor any of its Affiliates or their respective officers, directors, brokers or agents is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria.
(c)    Neither the Company nor any of its Affiliates or their respective officers, directors, brokers or agents (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any

Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
2.28    Compliance with Anti-Corruption Laws. Neither the Company nor any of its Affiliates or their respective officers, directors, brokers, agents or anyone acting on its or their behalf has at any time: (a) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (b) used corporate funds or assets for any unlawful contribution, gift, entertainment, or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (c) directly, or indirectly, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value to any: (i) Government Official; (ii) person or entity; or (iii) other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another person or entity, in the case of each of (i), (ii) and (iii), in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company, or for the purposes of (1) influencing any act or decision of such Government Official or such person or entity in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or (2) inducing such Government Official or such person or entity to use their influence or position with any Governmental Authority or other person or entity to influence any act or decision.
Article 2A
Representations and Warranties of Contributors.
Each Contributor hereby represents and warrants to Parent and Hagerty, severally and not jointly, that:
2A.1    Organization, Good Standing, Entity Power and Qualification. Each Entity Contributor hereby represents it is duly organized, validly existing and in good standing under the laws of the State of its organization. Such Contributor has the legal capacity and full power and authority (as applicable) to execute and deliver this Agreement and each Transaction Agreement to which such Contributor is a party and to perform their obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Contributor, enforceable against such Contributor in accordance with the terms of this Agreement, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally. Upon the execution and delivery by such Contributor of each Transaction Agreement to which such Contributor is a party, such Transaction Agreement will constitute the valid and legally binding obligation of such Contributor, as applicable, enforceable against such Contributor in accordance with the terms of such Transaction Agreement, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally.
2A.2    Non-Contravention. The execution, delivery and performance by Contributor of this Agreement and each Transaction Agreement does not conflict with, violate or result in the breach of, or create any Lien on the Contributed Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any Contributor is a party or is subject or by which the Contributed Shares are bound, it being understood and agreed that Parent and Hagerty have irrevocably waived any and all provisions of any agreements or policies operating as agreements as may be (or may be deemed) violated or contravened by any contributor who is an employee or service provider of or to Parent, Hagerty or any Affiliate.
2A.3    Title to Contributed Shares. The Contributed Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the applicable Contributor, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Hagerty shall own the applicable Contributed Shares, free and clear of all Liens, other than restrictions on transfer under applicable federal and state securities laws.
2A.4    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Contributor in connection with the consummation of the transactions contemplated by this Agreement.
2A.5    Rights of Registration and Voting Rights. Except as set forth on Section 2A.5 of the Disclosure Schedule, Contributor has not entered into any agreements with respect to the voting of Company Common Stock. Copies of such agreements, if any, have been provided to Parent and Hagerty.
2A.6    Acquisition Entirely for Own Account. This Agreement is made with Contributor in reliance upon such Contributor's representation to Hagerty, which by such Contributor's execution of this Agreement, such Contributor hereby confirms, that the Units or shares of Parent Common Stock to be acquired by such Contributor, as applicable, will be acquired for investment for each such Contributor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Contributor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Contributor further represents that such Contributor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units or shares of Parent Common Stock. Contributor has not been formed for the specific purpose of acquiring the Units or shares of Parent Common Stock, as applicable.
2A.7    Restricted Securities. Contributor understands that neither the Units nor the shares of Parent Common Stock offered hereunder have been, and initially will not be, subject to Parent's obligations under Section 4.7 of this Agreement regarding subsequent registration rights and Section 2.5(c) of the Exchange Agreement regarding delivery of registered shares of Parent Common Stock or except as otherwise provided herein or in other Transaction Agreements, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Contributor's representations as expressed herein. Contributor understands that the Units and shares of Parent Common Stock offered hereunder are "restricted securities" under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Contributor must hold the Units or shares of Parent Common Stock, as applicable, indefinitely unless such Equity Securities are exchanged into Parent Common Stock pursuant to the Exchange Agreement (in the case of Units), released from the lockup restrictions in accordance with the Lockup Agreement (in the case of shares of Parent Common Stock), registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
2A.8    No Public Market. Contributor understands that no public market now exists for the Units, and that Parent and Hagerty have made no assurances that a public market will ever exist for the Units.
2A.9    Legends. Contributor understands that the Units and shares of Parent Common Stock, as applicable, may be notated with one or all of the following legends:
(a)    With respect to the shares of Parent Common Stock:
"THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. "
(b)    With respect to the Units:
"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE HAGERTY GROUP, LLC DATED AS OF DECEMBER 2, 2021, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES."

(c)    Any legend set forth in, or required by, the other Transaction Agreements.
(d)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Units or shares of Parent Common Stock, as applicable, represented by the certificate, instrument, or book entry so legended.
2A.10    Accredited Investor. Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
2A.11    Foreign Investors. Each Foreign Contributor hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the sale of the Contributed Shares and the exchange for shares of Parent Common Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the exchange for shares of Parent Common Stock, (ii) any foreign exchange restrictions applicable to such exchange, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, exchange, holding, redemption, sale, or transfer of the shares of Parent Common Stock. Such Foreign Contributor's purchase and exchange for and continued beneficial ownership of the shares of Parent Common Stock will not violate any applicable securities or other Laws of the Contributor's jurisdiction.
2A.12    No General Solicitation. Contributor, including any of its officers, directors, employees, agents, stockholders or partners has not, either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Units or shares of Parent Common Stock, as applicable.
2A.13 Disclosure of Information. Contributor has had an opportunity to participate in a presentation on July 8, 2022, led by members of Parent's management regarding Parent's and Hagerty's business, management, financial affairs and the terms and conditions of the offering of shares of Parent Common Stock or Units exchangeable into Parent Common Stock, as applicable, and has had an opportunity to review important information about Parent and Hagerty, including the LLC Agreement, the Transaction Agreements, audited financial statements, as well as a description of Hagerty's business, Parent's business, the Units and Parent Common Stock contained in Parent's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the "SEC") on March 24, 2022, and Parent's Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders, filed with the SEC on April 27, 2022. The foregoing, however, does not limit or modify the representations and warranties of Hagerty in Article 3 of this Agreement or the right of Contributors to rely thereon.
2A.14    PTP. Each Domestic Contributor is either (i) not a partnership, grantor trust or S corporation (or a limited liability company treated as a pass-through entity) for U.S. federal income tax purposes or, (ii) if the Domestic Contributor is an entity referred to in clause (i), then either (x) it was not formed for the purpose of acquiring all or part of the Units and not more than 50% of the value of the interest of each of its beneficial owners will be attributable to the Units so acquired, or (y) a principal purpose is not to permit Hagerty to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii).

Article 3
Representations and Warranties of Parent and Hagerty.
Each of Parent and Hagerty hereby represents and warrants, jointly and severally, to Contributors that:
3.1    Organization and Authorization. Each of Parent and Hagerty is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Hagerty has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which either Parent or Hagerty is a party, when executed and delivered by Parent or Hagerty, as applicable, will constitute valid and legally binding obligations of such party, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2    No Conflicts; Consents. The execution, delivery and performance by Parent or Hagerty of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of (i) the Certificate of Incorporation, Bylaws, or other organizational documents of Parent, or (ii) the Certificate of Formation, LLC Agreement, or other organizational documents of Hagerty; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Hagerty; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Parent or Hagerty is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Parent's or Hagerty's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Hagerty in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Parent or Hagerty's ability to consummate the transactions contemplated hereby.
3.3    Investment Purpose. Hagerty is acquiring the Contributed Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Hagerty acknowledges that the Contributed Shares are not registered under the Securities Act, as amended, or any state securities Laws, and that the Contributed Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Hagerty is able to bear the economic risk of holding the Contributed Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.4    Issuance of Unit Consideration and Parent Units. The issuance and delivery of Unit Consideration and Parent Units, as applicable, at the Closing in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Parent or applicable Affiliate and, when issued as contemplated hereby, such Unit Consideration and Parent Units shall be  duly authorized, duly and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, Parent's organizational documents or any contract to which Parent or any of its Affiliates is a party or otherwise bound. Such Unit Consideration and Parent Units, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of applicable laws, or applicable New York Stock Exchange rules or regulations. Parent has reserved, and shall keep available, out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of issuance of Parent Common Stock upon an exchange of Units, such number of shares of Parent Common Stock as may be deliverable upon any such exchange; provided, however, that nothing contained herein or in the Exchange Agreement shall be construed to preclude Hagerty from satisfying its obligations in respect of the exchange of Units by delivery of shares of Parent Common Stock which are held in the treasury of Parent or are held by Hagerty or any of their Subsidiaries or by delivery of purchased shares of Parent Common Stock (which may or may not be held in the treasury of Parent or held by any Subsidiary thereof). Parent and Hagerty shall at all times ensure that all Parent Common Stock issued upon an exchange of Units will, upon issuance, be validly issued, fully paid and non-assessable.
3.5    SEC Filings and Financials.
(a)    Parent has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and all Parent SEC Documents (the "Reporting Documents"). Each Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act and the Securities Act, as applicable to such Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The common stock of the Parent is listed on the New York Stock Exchange, (2) Parent has not received any written deficiency notice from the New York Stock Exchange relating to the continued listing requirements of such common stock, (3) there are no actions pending or, to the knowledge of Parent, threatened, against Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Parent's common stock on the New York Stock Exchange, (4) the Parent's common stock is in compliance with all of the applicable listing and corporate governance rules of the New York Stock Exchange and (5) there are no shares of Parent's common stock or any other equity security of Parent issuable upon conversion or exchange of any issued and outstanding security of Parent nor are there any rights, options outstanding or other agreements to acquire shares of Parent's common stock or any other equity security of Parent (including any stockholder rights plans (or similar plan commonly referred to as a "poison pill") or agreements under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Parent) nor stock appreciation, phantom stock, profit participation or agreements relating to the equity securities of Parent nor is Parent contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. No stockholder of Parent or any other Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of Parent. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of Parent.
(b)    The financial statements and notes contained or incorporated by reference in Parent's (i) annual reports on Form 10-K for the past three fiscal years and Parent's quarterly reports on Form 10-Q for each fiscal quarter during such periods that Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of Parent referred to in clause (i) above, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above, whether or not available through the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR), (the "Parent Financials"), fairly present in all material respects the financial position and the results of operations, changes in stockholders' equity and cash flows of Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (A) GAAP applied on a consistent basis throughout the periods involved and (B) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(c)    As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
3.6    Capitalization of Parent. As of the date hereof, the total number of shares of all classes of capital stock, each with a par value of $0.0001, that Parent is authorized to issue is 820,000,000 shares, consisting of (a) 800,000,000 shares of common stock, including (i) 500,000,000 shares of Parent Common Stock, and (ii) 300,000,000 shares of Class V common stock (the "Class V Common Stock"), and (b) 20,000,000 shares of preferred stock (the "Preferred Stock"). As of immediately prior to the execution of this

Agreement, 82,452,214 shares of Parent Common Stock, 251,033,906 shares of Class V Common Stock and no shares of Preferred Stock are issued and outstanding, which outstanding shares are validly issued, fully paid and non-assessable. Parent has reserved 402,782,289 shares of Parent Common Stock, which consists of (1) 38,317,399 shares of Parent Common Stock reserved for issuance under Parent's 2021 Stock Incentive Plan (the "Parent Incentive Plan"); (2) 11,495,220 shares of Parent Common Stock reserved for issuance under the Employee Stock Purchase Plan; (3) 19,483,550 shares of Parent Common Stock reserved for issuance under warrants to purchase Parent Common Stock outstanding as of the date hereof (the "Parent Warrants"); and (4) 251,033,906 shares of Parent Common Stock reserved for issuance upon the exchange of paired interests of Class V Common Stock and Units on a one-for-one basis pursuant to that certain Amended and Restated Exchange Agreement, dated as of March 23, 2022, by and among Parent, Hagerty, Markel Corporation, and Hagerty Holding Corp. There are no options to purchase shares of Parent Common Stock as of the date of this Agreement. Except as set forth in this Section 3.6, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Hagerty or obligating Parent or Hagerty to issue or sell any shares of capital stock or membership units of, or other equity interests in, Parent or Hagerty. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of Parent Common Stock issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Hagerty to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital units of Hagerty.
3.7    Capitalization of Hagerty. Subject to the provisions of the LLC Agreement, Hagerty is authorized to issue from time to time such number of Units and such other Equity Securities of Hagerty as the Managing Member (as defined in the LLC Agreement) shall determine in accordance with the LLC Agreement. As of immediately prior to the execution of this Agreement, 333,361,372 Units were issued and outstanding. All of the outstanding Units have been duly authorized and validly issued, and are fully paid and nonassessable.
3.8    Acknowledgment of Conflicts. Each of Parent and Hagerty understands and acknowledges that certain of the Key Employees are simultaneously employed by the Company, Parent or its Affiliates and that such dual employment may create actual or apparent conflicts of interest for such Key Employees. Each of Parent and Hagerty understands and acknowledges the existence of such actual or perceived conflicts of interest and has consented to such dual employment with full knowledge.
3.9    Non-Reliance. Each of Parent and Hagerty are not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties provided in Article 2 and Article 2A hereof.
3.10    Tax Matters.

(a)    All income and other material Tax Returns required to be filed on or before the Closing by each of Parent and Hagerty have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each of Parent and Hagerty (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    No written, or to each of Parent's and Hagerty's knowledge, oral claim has been made by any taxing authority in any jurisdiction where Parent and Hagerty do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(c)    There have been no completed, pending or threatened examinations, audits or Actions with respect to any Tax Returns of Parent or Hagerty by any applicable federal, state, local or foreign governmental agency.
(d)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent and Hagerty.
(e)    Hagerty is properly classified as a partnership and has always been properly classified as a partnership or disregarded entity for all U.S. federal and applicable state and local income tax purposes. No election has ever been made to have Section 1101 of the Bipartisan Budget Act of 2015 apply to Hagerty or any of its Subsidiaries that is a partnership for U.S. federal income tax purposes prior to the otherwise effective date of such provisions.
(f)    Hagerty does not, and will not immediately following the contribution of the Contributed Shares pursuant to this Agreement, have more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii).
(g)    None of Hagerty or Parent have any plan or intention to cause or permit Hagerty to have more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h).
Article 4
Additional Obligations and Agreements.
4.1    Post-Closing Operation of the Business. On and after the Effective Date, the Board of Directors shall be determined by Hagerty as the sole shareholder of the Company. Contributor Representative shall deliver to Hagerty written resignations, effective as of the Effective Date, of the directors and officers of the Company requested by Hagerty at least five (5) days prior to the Closing. Notwithstanding the foregoing, Schedule 4.1 sets forth additional post-closing operating covenants of Hagerty, Parent and the Company with respect to the post-Closing operations of the Company, which covenants are being made as a material inducement to the Contributors to enter into this Agreement and consummate the transactions provided for herein.
4.2    Employees; Benefit Plans.
(a)    By no later than January 1, 2023 (the "New Employment Date"), subject to satisfactory background checks, due diligence results, and compliance with policies and procedures of Parent (or an applicable Parent Affiliate), all employees of the Company as of the date hereof, each of whom is listed on Schedule 4.2(a), shall receive an offer of employment by Parent or a Parent Affiliate; provided, however, that Parent and the President of Hagerty Marketplace shall retain the right, in their sole and absolute discretion, to determine that any of those employees shall instead remain employed by the Company. To the extent such employees enter into employment with Parent (or an applicable Parent Affiliate), and in connection therewith terminate employment with the Company, prior to the New Employment Date, then such employees still employed with Parent (or an applicable Parent Affiliate) on the New Employment Date shall nevertheless still be receive full credit or equivalent payments, compensation or commissions pursuant to the Company's existing bonus or commission plans as if such employees had been employed by the Company through the New Employment Date; provided, however, that such extension of full credit or equivalent payments, compensation or commissions shall be subject to the good faith approval of the Board of Directors of Parent (or relevant committee thereof).
(b)    By no later than October 1, 2022, the Agreement Employees and Nick Barton shall enter into new employment agreements with Parent whereby each agrees to customary non-competition and non-solicitation restrictive covenants for a period commencing on the Effective Date and ending up to one year after the termination of employment, subject to applicable Law; provided, however, that with respect to any Contributor residing in California, no non-competition restrictive covenant shall be required unless such Contributor and the Parent mutually agree to include separate consideration (i.e., "garden leave") for such non-competition period, subject to California Law.
(c)    In the event that any legal or business conflicts of interest develop between Parent and the Company after Closing, any Key Employee involved in the same shall recuse himself or herself from Parent's decisions and represent solely the interests of the Company. Reasonable information walls and other procedures shall be implemented to address the same. Any post-Closing conflicts of interest in violation of Parent's Code of Conduct shall be addressed on a case-by-case basis by the parties thereto.
(d)    Unless otherwise agreed to in an employment agreement, the Key Employees' cash and long-term bonus plans shall be consistent with current employees of Parent or Parent Affiliate, provided however, that such Key Employee bonuses shall be determined based on the performance of the Company post-Closing pursuant to reasonably analogous metrics to Parent employee bonus plans, and provided further, however, that such Key Employees shall receive applicable credit, under such bonus plans, for any bonuses earned or partially earned prior to closing. Further, the existing "Specialist Commission Program" in place at the Company, or a comparable incentive mechanism with substantially the same metrics as approved by the President of Hagerty Marketplace, shall be substantially continued post-Closing. The Stock Plan shall be terminated at Closing.

(e)    This Section 4.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.2, express or implied, shall confer upon any Company employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.2. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Company, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Company, Parent, or any of their respective Affiliates from terminating the employment of any Company employee or Key Employees following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 4.2 shall not create any right in any Company employee, Key Employee or any other Person to any continued employment with the Company, Parent, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company employee or Key Employee and the Company or Parent.
4.3    Opportunity to Obtain Counsel and Information. Each Contributor acknowledges that (a) Hagerty and Parent have made available to such Contributor, at a reasonable time prior to the date of this Agreement, the opportunity for such Contributor to consult his, her or its own legal counsel and other advisors, as necessary, (b) Hagerty and Parent have made available to such Contributor, at a reasonable time prior to the date of this Agreement, sufficient information concerning Hagerty and Parent for such Contributor to make an informed decision regarding an investment in the Units or shares of Parent Common Stock, as applicable, and has had an opportunity to ask questions and receive answers concerning the Units or shares of Parent Common Stock, as applicable, and (c) Hagerty and Parent have made available to each Contributor, at a reasonable time prior to the date of this Agreement, the opportunity to obtain any additional information that Hagerty or Parent possess, or can acquire without unreasonable effort or expense, that such Contributor deems necessary to verify the accuracy of the information provided, and has received all such additional information requested.
4.4    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
4.5    Release by Contributors. Subject to and effective as of the Closing, in consideration of the contribution and exchange of consideration pursuant to this Agreement, each Contributor, intending to be legally bound, on behalf of such Contributor and his, her or its Affiliates and their respective heirs, executors, administrators, successors, assigns, and personal and legal representatives (collectively, the "Releasors"), effective as of the Closing hereby releases and discharges the Company, Hagerty, Parent, and their past, present and future directors, managers, officers, employees, agents, predecessors, successors, assigns, equity holders, Subsidiaries, partners, joint ventures, attorneys, representatives and insurers, and all others connected with any of them, both individually and in their official capacities (collectively, "Releasees") fully, finally and forever, from all and any manner of claims, actions, rights, causes of action, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys' fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen (collectively, "Claims"), arising directly or indirectly from (i) any Common Stock, option, warrant, purchase, stock, or other equity interest, or right to any equity interest, in the Company or any of its Subsidiaries, and the violation of any covenants granting preemptive or similar rights with respect to the capital stock of the Company, (ii) the transactions contemplated by this Agreement, including but not limited to any action of the board of directors of the Company or any director or officer of the Company relating to the entry by the Company into this Agreement, (iii) any alleged breach by any director or officer of the Company of his or her fiduciary duties to the Company or its stockholders, including, without limitation, in connection with the negotiations of, and entry into, this Agreement and the transactions contemplated hereby, and (iv) the determination of and calculations relating to the Unit Consideration, Stock Consideration and Exchange Ratio; provided, however, that nothing contained herein shall limit (1) such Contributor's rights under this Agreement or the Transaction Agreements, (2) the obligations of Hagerty or Parent under this Agreement or the Transaction Agreements, (3) any claim the Contributor may have, in his or her capacity as an employee, director or officer of the Company or any of its Subsidiaries, for defense or indemnification by the Company or any of its Subsidiaries pursuant to the other defense and indemnification agreements, including, without limitation, any and all indemnification that such Contributor would be entitled to under the Company's Certificate of Incorporation and bylaws in the forms that they existed immediately prior to the date of this Agreement, as well as under any indemnification agreement referenced in the Disclosure Schedule or in Section 4.5 thereof, and any related rights as a named or covered insured under any Company insurance policy relating thereto or (4) any claim the Contributor may have for vested benefits (other than equity-based compensation) and unpaid wages that are owed to the Contributor in his or her capacity as an employee, director, officer or consultant of the Company or any of its Subsidiaries. The Contributor hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing or instituting any Action of any kind against any Releasee based upon any matter intended or purported to be released hereby. This release may not be altered except in a writing signed by the person or entity against whose interest such change shall operate.
The provisions under this Section 4.5 are intended to be effective as a general release of and bar to all claims as stated in California Civil Code Section 1542. Accordingly, the Releasors expressly waive all rights under California Civil Code Section 1542, which states, "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY." The Contributor acknowledges that the Contributor may later discover claims or facts in addition to or different from those which the

Contributor now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts. Contributor represents to the Releasees that he, she or it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or interest in, any claim, contention, demand, cause of action (at law or in equity) or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by the release set forth in this Section 4.5. Contributor hereby irrevocably covenants to refrain from, directly or indirectly through the Company or otherwise, asserting any claim or demand described in this Section 4.5, or commencing, instituting or causing to be commenced, any action, claim or lawsuit described in this Section 4.5 against any Releasee before any court, administrative agency or other forum by reason of any matters released hereby.
4.6    Waiver of Conflicts by Parent and Hagerty. Each of Parent and Hagerty understands and acknowledges that certain of the Key Employees are or may be simultaneously employed by the Company, Parent or its Affiliates and have a financial interest in the Company, and that such dual employment or financial interest may conflict with the internal policies of Parent and Hagerty regarding conflicts of interest and waives and will waive any claims with respect to such dual employment, financial interest or other similar conflicting roles.
4.7    Registration Rights.
(a)    Right to Demand; Demand Notices. Parent and Hagerty hereby represent and warrant that Parent will be filing (and hereby covenant and agree to file) a shelf registration on Form S-3 with the SEC, in which all Parent Common Stock issued to Contributors in connection with the Exchange Agreement will be registered (all such shares, the "Registrable Securities") by March 1, 2023. If Parent and Hagerty do not file a shelf registration on Form S-3 by March 1, 2023, however, the Contributors may, at any time from time to time thereafter, make a written request to the Company for registration under and in accordance with the provisions of the Securities Act on (A) Form S-1 or (B) if available, Form S-3 (each, a "Registration Statement"), which, in the case of either clause (A) or clause (B), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, of all or part of its Registrable Securities (such registration, a "Demand Registration"). All requests made pursuant to this Section 4.7 will specify the aggregate amount of Registrable Securities to be registered. Subject to Section 4.7(b), promptly upon receipt of any such request (a "Demand Notice"), Parent will use its reasonable best efforts to effect, as soon as possible, but in any event within 45 days after (i) receipt of such Demand Notice or (ii) such later date permitted by Section 4.7(b), such registration under the Securities Act of the Registrable Securities that Parent has been so requested to register.
(b)    Company's Right to Defer Registration. If Parent is requested to effect a Demand Registration and Parent furnishes to the Contributors a copy of a resolution of the board of directors certified by the secretary of Parent stating that in the good faith judgment of the board of directors based on the advice of external counsel it would be seriously detrimental to Parent and its Subsidiaries, taken as a whole, for such Registration Statement to be filed on or before the date such filing would otherwise be required hereunder, Parent shall have the right to defer such filing for a period of not more than 90 days after receipt of the request for such registration from the Contributors; provided, however, that Parent may not defer its obligation in this manner more than once in any 12-month period. If the effective date of any Registration Statement filed would otherwise be at least 45 calendar days, but fewer than 90 calendar days, after the end of Parent's fiscal year, and the Securities Act requires Parent to include audited financials as of the end of such fiscal year, Parent may delay the effectiveness of such Registration Statement for such period (up to a maximum of 45 days) as is reasonably necessary to include therein audited financial statements for such fiscal year, which delay shall not be counted against the limitation on deferrals during any 12-month period.
(c)    Registration Statement Form. If Parent files a shelf registration statement on Form S-3 (a "Form S-3 Shelf") and thereafter Parent becomes ineligible to use Form S-3 for secondary sales, Parent shall use its reasonable best efforts to file a shelf registration on Form S-1 (a "Form S-1 Shelf") as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable.
(d)    Notwithstanding anything to the contrary in this Section 4.7 or otherwise, if prior to the registration of all the Registrable Securities (or any lapse in the registration applicable thereto based on the Company's subsequently ineligibility to maintain a registration on Form S-3), the Company files a registration statement covering any other shares of Parent Common Stock, then Parent and Hagerty will (without the need or requirement for any demand by Contributor Representative or any Contributor) include in such registration all of the Registrable Securities on a non-discriminatory basis with any other shares of Parent Common Stock covered thereby.
4.8    Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Hagerty (which consent shall not be unreasonably withheld, conditioned or delayed), Contributors shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Hagerty (which consent shall not be unreasonably withheld, conditioned or delayed), Contributors shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 2.15(b) to occur, except as contemplated by this Agreement or the Transaction Agreements or anything in furtherance of the consummation of this Agreement and the transactions contemplated thereby, including but not limited to obtaining resignations from certain officers as requested by Parent, settling any litigation referred to in Schedule 7.2., and cancellation or conversion of certain founder loans, etc.
4.9    280G.
(a)If necessary, the Company shall use its commercially reasonable best efforts to solicit, prior to the initiation of the requisite stockholder approval procedure under the immediately following clause (b), a Parachute Payment Waiver (the “Parachute Payment Waiver”), from each Person who the Company reasonably believes could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and who might otherwise have received, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Stockholder Approval (as defined below) is obtained pursuant to the immediately following clause (b).

(b)If necessary, prior to the Closing, the Company shall submit to the Company stockholders, for approval by such Company stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” means any payments or benefits that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that causes the payments or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code. If necessary, prior to delivery of documents to the stockholders in connection with the stockholder approval contemplated by this paragraph the Company shall provide Parent, Hagerty and their counsel with a reasonable opportunity to review and approve all documents to be delivered to the stockholders in connection with such stockholder approval, which such approval shall not be unreasonably withheld, conditioned or delayed. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. If necessary, prior to the Closing, the Company shall deliver to Hagerty and Parent confirmation that (i) a vote of the holders of Company Common Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained; provided, however, that the parties agree that this Section 4.9 shall not be breached or deemed breached by reason of (x) the refusal of any disqualified individual to execute a waiver or (y) the value of any arrangement entered into by or at the direction of Parent, Hagerty or its or their Affiliates.

Article 5
Conditions to Hagerty's Obligations at Closing.
The obligations of Hagerty to accept and acquire the Contributed Shares at the Closing and of Parent to issue shares of Parent Common Stock following the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
5.1    Representations and Warranties. Other than the representations and warranties of the Company and Contributors contained in Section 2.1, Section 2.2, Section 2.3(a), and Section 2.5, Section 2A.1, Section 2A.2, and Section 2A.3, the representations and warranties of the Company and Contributors contained in Article 2 and Article 2A, respectively, shall be true and correct in all respects (in the case of any representation and/or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and on and as of Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), as modified by the Disclosure Schedule in the form attached hereto. The representations and warranties of the Company and Contributors contained in Section 2.1, Section 2.2, Section 2.3(a), and Section 2.5, Section 2A.1, Section 2A.2, and Section 2A.3 shall be true and correct in all respects on and as of the date hereof and on and as of Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), as modified by the Disclosure Schedule in the form attached hereto.
5.2    Performance. Each Contributor shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each Contributor on or before the Closing.
5.3    Consents. Contributors shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein.
5.4    Compliance Certificate. Hagerty shall have received a certificate, dated as of the Effective Date and signed by the Contributor Representative on behalf of the Contributors, that each of the conditions specified in this Article 5 have been fulfilled.
5.5    Secretary's Certificate. For each Entity Contributor, Hagerty shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of such Entity Contributor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of such Entity Contributor authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
5.6    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Hagerty, and Hagerty (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.
5.7    Exchange Agreement. Parent, the Company and each Domestic Contributor shall have executed and delivered the Exchange Agreement in the form attached hereto as Exhibit A-1.
5.8    Lockup Agreement. Parent and each Foreign Contributor shall have executed and delivered the Lockup Agreement in the form attached hereto as Exhibit A.
5.9    Restrictive Covenant Agreements. Parent and each of the Agreement Employees shall have executed and delivered a Restrictive Covenant Agreement in the form attached hereto as Exhibit B.
5.10    Accredited Investor Questionnaire. Each Contributor that (i) is receiving Consideration in connection with the transactions contemplated by this Agreement with a fair market value less than $1,000,000, (ii) receives total aggregate annual income as paid by the Company, Parent and/or Hagerty of less than $200,000 and (iii) is a resident of the United States of America shall execute and deliver an accredited investor questionnaire certifying as to its status as an accredited investor.
5.11    FIRPTA Certificate. The Company shall deliver to Hagerty (i) a certificate issued by the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code) at any time during the five-year period ending on the Effective Date and (ii) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) dated as of the Effective Date, together with written authorization for Hagerty to deliver such notice to the IRS on behalf of the Company after the Effective Date.
5.12    Backup Withholding Forms. Each Contributor shall execute and deliver to Hagerty a properly completed and valid IRS Form W-9 or applicable IRS Form W-8, as applicable; provided, that, if any Contributor fails to deliver such IRS Form in accordance with this Section 5.12, Hagerty shall still be required to consummate the transactions contemplated in this Agreement, and Hagerty may withhold any amounts required to be withheld from the consideration otherwise payable pursuant to this Agreement to such Contributor in accordance with applicable Laws.
5.13    Contributor Loan Payoff. Hagerty shall have received evidence that each Contributor Loan has been paid in full in cash or by the offset against the Unit Consideration or Stock Consideration, as applicable (or by combination thereof) to be received hereunder by the Contributor party thereto at or prior to the Closing.

5.14    Transaction Expenses Payoff. Hagerty shall have received evidence that all expenses incurred by the Company at or prior to the Effective Date in connection with the preparation, negotiation and execution of this Agreement and any and all related agreements, understandings, and arrangements, and the performance and consummation of the transaction contemplated hereby and thereby (including, but not limited to, all legal expenses payable to Goodwin Procter LLP and any other advisors of the Company) ("Transaction Expenses") have been paid in full by the Company at or prior to the Closing.
5.15    Consideration Schedule. Parent, Hagerty, the Company and Founders LLC shall have delivered final versions of Schedule B and Schedule C.
Article 6
Conditions to the Contributors' Obligations at Closing.
The obligations of Contributors to contribute, assign, transfer and deliver the Contributed Shares to Hagerty at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
6.1    Representations and Warranties. Other than the representations and warranties of Parent and Hagerty contained in Section 3.1, Section 3.2 and Section 3.4, the representations and warranties of the Company and Contributors contained in Article 3, respectively, shall be true and correct in all respects (in the case of any representation and/or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and on and as of Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), as modified by the Disclosure Schedule in the form attached hereto. The representations and warranties of Parent and Hagerty contained in Section 3.1, Section 3.2 and Section 3.4 shall be true and correct in all respects on and as of the date hereof and on and as of Closing with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), as modified by the Disclosure Schedule in the form attached hereto.
6.2    Performance. Parent and Hagerty shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each such party on or before the Closing.
6.3    Consents. Parent and Hagerty shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transactions contemplated herein, including the Board of Directors of Parent approving the transactions (the "Deliverable Consent"), and delivered copies of such Deliverable Consent to Contributors.
6.4    Compliance Certificate. Contributors shall have received a certificate from each of Parent and Hagerty, dated as of the Effective Date and signed by a duly authorized officer of such party, that each of the conditions specified in this Article 6 have been fulfilled.

6.5    Secretary's Certificate. Contributors shall have received a certificate from each of Parent and Hagerty of the Secretary or an Assistant Secretary (or equivalent officer) of such party certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of such party authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
6.6    Exchange Agreement. Parent, the Company and each Domestic Contributor shall have executed and delivered the Exchange Agreement in the form attached hereto as Exhibit A-1.
6.7    Lockup Agreement. Parent and each Foreign Contributor shall have executed and delivered the Lockup Agreement in the form attached hereto as Exhibit A.
6.8    Restrictive Covenant Agreements. Parent and each of the Agreement Employees shall have executed and delivered a Restrictive Covenant Agreement in the form attached hereto as Exhibit B.
6.9    Consideration Schedule. Parent, Hagerty, the Company and Founders LLC shall have delivered final versions of Schedule B and Schedule C.
Article 7
Indemnification.
7.1    [Reserved].
7.2    Indemnification by Contributors. Except with respect to the matters set forth on Schedule 7.2 (the "Excluded Indemnification Matters"), and subject to the other terms, conditions, and limitations of and set forth in this Article 7:
(a)    Each Contributor, on a several and not joint basis, shall indemnify and defend each of Hagerty, Parent and its Affiliates (including the Company) and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, "Representatives") (collectively, the "Hagerty Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for (via the mechanisms set forth below in Section 7.8), any and all any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "Losses") incurred or sustained by, or imposed upon, the Hagerty Indemnitees based upon, arising out of, with respect to, or by reason of:
(1)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in (x) Article 2 of this Agreement (as qualified by the Disclosure Schedule) or (y) the other Transaction Agreements;

(2)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company prior to the Closing pursuant to this Agreement or the other Transaction Agreements; or
(3)    any Transaction Expenses of the Company outstanding as of (and not satisfied at) the Closing.
(b)    Each Contributor, solely as to himself, herself, or itself, on a several and not joint basis, shall indemnify and defend the Hagerty Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all any Losses incurred or sustained by, or imposed upon, the Hagerty Indemnitees based upon, arising out of, with respect to, or by reason of:
(1)    any inaccuracy in or breach of any of the representations or warranties of such Contributor contained in Article 2A of this Agreement (as qualified by the Disclosure Schedule);
(2)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Contributor pursuant to this Agreement; or
(3)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Contributor pursuant to the Restrictive Covenant Agreement.
7.3    Indemnification by Hagerty. Subject to the other terms and conditions of this Article 7, Hagerty shall indemnify and defend each Contributor and his/her/its Affiliates and their respective Representatives (collectively, the "Contributor Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Contributor Indemnitees based upon, arising out of, with respect to, or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Parent or Hagerty contained in this Agreement or the other Transaction Agreements; or
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Parent or Hagerty pursuant to this Agreement.
7.4    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to each of (x) the party obligated to provide such indemnification (the "Indemnifying Party") and (y) the Contributor Representative. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying

Party does not assume the defense of any such Action, the Indemnified Party shall defend against such Action in such manner as it may reasonably deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).
7.5    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Effective Date (the "Indemnification Survival Date"), except with respect to Section 2.17 which shall remain in full force and effect for thirty-six months from the Effective Date; provided, however, the representations and warranties in Section 2.1, Section 2.2, Section 2.3(a), and Section 2.5, Section 2A.1, Section 2A.2, Section 2A.3, Section 3.1, Section 3.2 and Section 3.4 (together the "Fundamental Representations") shall survive through the end of the applicable statute of limitations. All covenants and agreements of the parties contained herein that by their nature are to be performed after the Closing shall survive the Closing indefinitely unless another period is explicitly specified herein or is implicit by the nature of the applicable covenant or agreement. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
7.6    Certain Limitations. The indemnification provided for in this Article 7 is and shall be subject to the following limitations:
(a)    Contributors shall not be liable to the Hagerty Indemnitees for indemnification under Section 7.2(a)(1) until the aggregate amount of all Losses in respect of indemnification under this Section 7.2(a)(1) exceeds $1,000,000 (the "Basket"), constituting a deductible basket, in which event Contributors shall only be required to pay or be liable for Losses under Section 7.2(a)(1) that are in excess of the Basket. Additionally, the maximum, aggregate amount of all Losses for which the Contributors are liable pursuant to Section 7.2(a)(1) shall not exceed seven and a half percent (7.5%) of the aggregate value of the Consideration (the "Aggregate Cap").

(b)    No Contributor shall be liable to the Hagerty Indemnitees for indemnification under Section 7.2(b)(1) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(b)(1) exceeds the Basket, in which event a Contributor shall only be required to pay or be liable for Losses under Section 7.2(b)(1) in excess of the Basket. The aggregate amount of all Losses for which each Contributor shall be liable pursuant to Section 7.2(b)(1) shall not exceed a maximum, aggregate amount of seven and a half percent (7.5%) of the aggregate value of such Contributor's pro rata portion of the Consideration (the "Individual Cap").
(c)    Hagerty shall not be liable to the Contributor Indemnitees for indemnification under Section 7.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) exceeds the Basket, in which event Hagerty shall only be required to pay or be liable for Losses in excess of the Basket.
(d)    Notwithstanding the foregoing, the limitations set forth in Section 7.6(a), Section 7.6(b) and Section 7.6(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in a Fundamental Representation (a "Fundamental Representation Claim"), or (ii) actual fraud (a "Fraud Claim"). The aggregate amount of all Losses for which each Contributor shall be liable with respect to a Fundamental Representation Claim or Fraud Claim (together with any amounts payable in connection with any claims under Section 7.2(b)(3)) shall not exceed a maximum value equal to the aggregate value of such Contributor's total pro rata portion of the Consideration (less any amounts paid for claims other than Fundamental Representation Claims and Fraud Claims) (the "Cap").
(e)    [Reserved].
(f)    From and after the Effective Date through the Indemnification Survival Date, each Contributor that is not a natural person shall maintain its corporate, partnership or other existence. In the event that any Contributor entity dissolves following the Indemnification Survival Date, the principals or members of such entity will remain liable for its and their pro rata portion of all indemnification obligations under this Article 7. Notwithstanding the foregoing, Parent and Hagerty agree and acknowledge that Founders LLC is dissolving out of existence and distributing its assets in accordance to its operating agreement effective simultaneously with the Closing (the "Founders LLC Dissolution"). The recipients of distributions from the Founders LLC Dissolution shown on Schedule 7.6(f) will remain liable for their respective pro rata portions of all indemnification obligations under this Section 7 in their capacity as successors to Founders LLC. Parent and Hagerty hereby agree to waive and release any and all provisions of the LLC Agreement, including Section 8.1 thereof, as it would prohibit, restrain or otherwise prevent the transfers in connection with Founders LLC Dissolution in order to effect the transfers as contemplated by Schedule 7.6(f).

(g)    Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for indemnification with respect to any Losses suffered, paid or incurred by any Indemnified Party with respect to any claim (or related claims arising out of substantially the same facts) that involves a Loss of less than $2,500 (a "De Minimis Loss"), and all De Minimis Losses shall be disregarded for purposes of the Basket (it being understood and agreed that in the event any Loss is greater than the threshold for a De Minimis Loss, no portion of such Loss shall be disregarded pursuant to this Agreement).
7.7    Materiality. For purposes of this Article 7 only, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, provided, however, that such qualifications will not be disregarded with respect to Section 2.15(a).
7.8    Payments by Cancelation of Units or Parent Common Stock.
(a)    Subject to Section 7.8(c), in the event a Loss is payable pursuant to this Article 7 by the Contributors to the Hagerty Indemnitees, such obligations will (subject to the cash election option available to the Contributors pursuant to Section 7.8(d) below) be satisfied by the relevant Contributor(s) by cancellation of Units and shares of Parent Common Stock, as applicable (the "Canceled Equity"), in an amount equal to the Loss on a pro rata basis to each Contributor (that is, in each case on a several and not joint basis), beginning with the Units and shares of Parent Common Stock that (i) in the case of Units, are exchangeable into Parent Common Stock at the latest date under the Exchange Agreement, and (ii) in the case of shares of Parent Common Stock, are released from lockup restrictions at the latest date under the Lockup Agreement; it being understood and agreed if any applicable Contributor holds both Units and Parent Common Stock that may be canceled as Canceled Equity, then satisfaction of any claims will first be made against Units and only against Parent Common Stock to the limited extent insufficient Units remain available for cancellation as Canceled Equity. For each claim for a Loss, the valuation for the Canceled Equity will be set at the amount of Units or Parent Common Stock resulting from the lesser of the amount of Losses divided by: (i) the Parent Trading Price and (ii) the Current Trading Price at the time the claim is made. Each Contributor hereby acknowledges and agrees that following resolution of any dispute regarding any claim and request by Hagerty and Parent to convert any Units of Parent to Canceled Equity, Hagerty and Parent may take any commercially reasonable actions necessary to cancel the Canceled Equity with notice to, but without any further consent or action by, such Contributor in accordance with this Section 7.8(a) (and subject to the other applicable terms, conditions, and limitations set forth in this Article 7) following resolution of any dispute regarding any claim. Each Contributor shall cooperate reasonably with Hagerty and Parent and the transfer agent of Parent to the extent necessary to effect the cancellation of any such Canceled Equity in accordance with this Section 7.8(a) (and subject to the other applicable terms, conditions, and limitations set forth in this Article 7) following resolution of any dispute regarding any claim.

(b)    Subject to Section 7.8(c), in the event a Loss is payable pursuant to this Article 7 by Hagerty to the Contributor Indemnitees, Hagerty shall satisfy such obligations by issuing, or causing Parent to issue, additional Units or shares of Parent Common Stock, as applicable (the "Additional Equity"), in an aggregate amount equal to the amount of the Loss divided by the applicable per share price as referenced below, on a pro rata basis to each Contributor. The shares of Additional Equity shall not be subject to lockup restrictions. For each claim for a Loss, the valuation of the Additional Equity will be set at the amount of Units or Parent Common Stock resulting from the lesser of the amount of Losses divided by (i) the Parent Trading Price and (ii) the Current Trading Price at the time the claim is made. Each Contributor hereby acknowledges and agrees that Hagerty and Parent may take any commercially reasonable actions necessary to issue such Additional Equity without any further consent or action by such Contributor. Each Contributor shall cooperate reasonably with Hagerty and Parent and the transfer agent of Parent to the extent necessary to effect the issuance of any such Additional Equity, it being further agreed that (x) all such Additional Equity issued to the Contributions will be either (x) already registered equity under an applicable Parent shelf registration statement or (y) Parent promptly will take all actions necessary to cause such Additional Equity to be registered on an S-3 shelf registration statement or any other available form registration statement (including, without limitation, an S-1 registration statement) if Parent is then ineligible to register equity on form S-3.
(c)    Notwithstanding the foregoing or anything otherwise to the contrary, in lieu of the cancellation of Canceled Equity or the issuance of Additional Equity, as the case may be, in satisfaction of an indemnification claim for Losses pursuant to this Section 7.8, any Indemnifying Party may elect to satisfy all or part of its pro rata portion of such claim by delivering to the Indemnified Party an amount in cash equal to its pro rata portion of the Losses not settled with Canceled Equity or Additional Equity, as applicable, by wire transfer of immediately available funds to the relevant Indemnified Party.
(d)    Notwithstanding the foregoing, if, within thirty (30) days after a party receives notice of Loss pursuant to this Section 7 (such 30-day period, the "Objection Period"), the receiving party either consents in writing to the notice of Loss, or does not contest all or any portion of such notice, then the receiving party shall be conclusively deemed to have agreed, on behalf of all indemnifying parties, to the recovery by each applicable indemnified party of the full amount of Losses. However, if, during the Objection Period, the party receiving the notice of Loss delivers to the other party written notice contesting all or any portion of a claim (the contested portion, a "Contested Claim"), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent, Hagerty and the Contributor Representative or (ii) in the absence of such a written settlement agreement with 30 days following receipt of the written notice of a Contested Claim, in accordance with the terms and provisions of Section 7.8(e).
(e)    If Parent, Hagerty and the Contributor Representative do not enter into a written settlement agreement resolving a Contested Claim, either Parent, Hagerty or

Contributors Representative may bring suit to resolve the Contested Claim. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if Parent, Hagerty and the Contributors Representative mutually agree in their sole discretion, Parent, Hagerty and the Contributors Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
7.9    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Consideration for Tax purposes to the extent permitted by Law.
7.10    Exclusive Remedies. The parties acknowledge and agree that, notwithstanding anything in this Agreement or otherwise to the contrary, their sole and exclusive remedy with respect to any and all claims (other than a Fraud Claim) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or any Transaction Agreement, is and shall be exclusively pursuant to the indemnification provisions set forth in this Article 7; provided, however, that nothing in this Section 7.10 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled under this Agreement or any Transaction Agreement, and provided, further, however, that nothing set forth in this Section 7.10 shall affect the Contributor Representative's right to indemnification pursuant to Section 9.15. For the avoidance of doubt, the foregoing does not limit or alter any Contributor's rights to defense or indemnification under any separate defense and indemnification agreement.

Article 8
Tax Matters.
8.1    Tax Covenants.
(a)    All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Agreements shall be borne and paid by Contributors when due. Contributors shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Hagerty shall cooperate with respect thereto as necessary).
(b)    Hagerty shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Effective Date (taking into account any applicable extensions) with respect to any taxable period or portion thereof ending on or before the Effective Date and any taxable period that includes (but does not end on) the Effective Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.
8.2    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Effective Date. After such date neither the Company, Contributors, nor any of

Contributors' Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.
8.3    Hagerty Tax Matters. Notwithstanding anything to the contrary in the LLC Agreement, unless otherwise required by applicable Law, Hagerty shall revalue its assets and adjust the capital accounts of its members accordingly, as permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) in connection with the transactions contemplated by this Agreement.
8.4    Cooperation and Exchange of Information. Contributors and Hagerty shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 8 or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents, in each case, at the expense of the Party making the request.
Article 9
Termination.
9.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:
(a)    by mutual written consent of Parent, Hagerty, the Company and Founders LLC;
(b)    by Parent, Hagerty, the Company or Founders LLC, if the Closing has not occurred on or before September 30, 2022 (as such date may be extended if mutually agreed by each of Parent, Hagerty, the Company and Founders LLC, the "End Date"); provided that (i) no termination may be made under this Section 9.01(b) if the failure to consummate the Closing by the End Date was caused by the breach of the Party seeking to terminate this Agreement pursuant to this Section 9.01(b) and (ii) if the satisfaction, or waiver by the appropriate Party, of all of the conditions contained in Article 5 and Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two (2) business days or less before the End Date, then neither Parent, Hagerty, the Company or Founders LLC will be permitted to terminate this Agreement pursuant to this Section 9.01(b) until the third (3rd) business day after the End Date; and
9.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Hagerty, the Company, Founders LLC or the Contributors or their respective officers, directors, managers or affiliates; provided, however, that (a) the provisions of this Section 9.02, and Article 10 shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any fraud, intentional misrepresentation, criminal conduct or willful breach prior to such termination.

Article 10
Miscellaneous.
10.1    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
10.2    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
10.3    Counterparts. This Agreement may be executed and delivered in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed and delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
10.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.5, as follows:
(a)    If to Parent or Hagerty, to:
The Hagerty Group, LLC
c/o Barbara Matthews, SVP, General Counsel and Corporate Secretary
141 Rivers Edge Dr
Traverse City, MI 49684
Email: bmatthews@hagerty.com
with a copy to (which shall not constitute notice):
Squire Patton Boggs (US) LLP

2325 E. Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Matthew M. Holman
Telephone: 602-528-4083
Email: matthew.holman@squirepb.com
(b)    If to Contributors or Contributor Representative, to:
Broad Arrow Holdings LLC
c/o Kenneth Ahn, as Contributor Representative
377 Fisher Road, Suite H
Grosse Pointe, MI 48230
Email: kenneth.ahn@gmail.com
with a copy to (which shall not constitute notice) to each of:
Goodwin Procter LLP
The New York Times Building,
620 Eighth Avenue,
New York, NY 10018
Attention: Rob Lynn
Goodwin Procter LLP
1900 N St., NW
Washington, DC 20036
Attention: Geoff Willard / Eric Weberman
10.6    No Finder's Fees. Each Party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Party agrees to indemnify and to hold harmless the other Parties from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Party or any of its officers, employees or representatives is responsible.
10.7    Fees and Expenses. Each Party shall pay its own expenses in connection with the transactions contemplated by this Agreement and any and all related agreements, understandings, and arrangements; provided, however, that the Parties understand that the transactions provided for herein may require investor background checks, regulatory reviews, and public disclosures ("Specified Items"). If Hagerty requires any Specified Items then Hagerty will pay in advance, or promptly reimburse each Contributor, as applicable, for its reasonable legal, filing, and other expenses to comply with such Specified Items as Hagerty may request.
10.8    Attorneys' Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.9    Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of (x) Hagerty, and (y) the Contributors holding a majority of the Contributed Shares as of the Closing (in each case giving effect to any proxies or powers of attorney) and, as to any expansion of obligations of the Contributor Representative, the Contributor Representative. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon Hagerty and each transferee of the Contributed Shares (or any shares issuable upon conversion, reclassification, or exchange thereof), each future holder of all such securities, the Contributors and the Contributor Representative.
10.10    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
10.11    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the Part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.
10.12    Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
10.13    Announcement. The Parties will maintain this Agreement, the Transaction Agreements and all related transactions and dealings between or among them in strict confidence and there will be no public announcement regarding any such matters except as mutually agreed in writing by Hagerty and the Contributor Representative or as required by law or regulatory requirements, including SEC and/or stock exchange requirements. Hagerty and the Contributor Representative will implement a joint announcement plan. No press releases or other public announcements will be made by any Party concerning the transactions referred to in this Agreement without the prior written approval of each of Hagerty and the Contributor Representative.
10.14    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of any United States District Court in the state of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or any United States District Court in the state of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
10.15    Authorization of Contributor Representative.
(a)    By adoption of this Agreement and the acceptance of any portion of the Consideration, each Contributor hereby irrevocably constitutes and appoints the Contributor Representative as his, her or its, agent and representative,, to execute any and all instruments or other documents on behalf of such Contributor, and to do any and all other acts or things on behalf of such Contributor, which the Contributor Representative may reasonably deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the other Transaction Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, specific to the exercise of the power to do the following in a manner non-discriminatory to any individual Contributor: (i) execute the Transaction Agreements, instruments or certificates on behalf of such Contributor; (ii) act for all Contributors with respect to any adjustment to the Transaction Agreements; (iii) give and receive notices and communications to or from Parent and Hagerty relating to this Agreement, the Transaction Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Transaction Agreement expressly contemplates that any such notice or communication shall be given or received by such Contributor individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of such Contributor, any and all consents, waivers, amendments or modifications deemed by the Contributor Representative, in its reasonable discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Transaction Agreement or any of the instruments to be delivered to the Parent hereunder or thereunder; and (vii) take all actions necessary or appropriate in the reasonable and good faith judgment of the Contributor Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Contributor Representative shall not have authority and power to act on behalf of the Contributors with respect to the disposition, settlement or other handling of individual claims under this Agreement or the Transaction Agreements. Each Contributor shall be bound by reasonable and good faith actions taken and documents executed by the Contributor Representative in connection with this Agreement and the Transaction Agreements, and Parent and Hagerty shall be entitled to rely on any action or decision of the Contributor Representative, without any duty of inquiry or investigation as to the authority or propriety of any such action or decision of the Contributor Representative. Neither Hagerty nor Parent, nor their respective Affiliates, shall have any liability whatsoever solely as a result of such parties' reasonable and good faith reliance on any action or omission of the Contributor Representative. Notices or communications to or from the Contributor Representative shall constitute notice to or from the Contributors (except to the extent that this Agreement or any Transaction Agreement expressly contemplates that any such notice or communication shall be given or received by such Contributor individually). Notwithstanding anything to the contrary set forth above, the Contributor's Representative is not entitled to make any decision with respect to any individual treatment of any Contributor under this Agreement instead of the Contributor's as a whole, which has the effect of prejudicing the rights or impairing the consideration received by such individual Contributor.
(b)    The appointment of the Contributor Representative is coupled with an interest and shall be irrevocable by the Contributors in any manner or for any reason, except in the case of a reasonably objective conflict of interest. This authority granted to the Contributor Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Kenneth Ahn hereby accepts his appointment as the initial Contributor Representative. Any decision, act, consent or instruction taken by the Contributor Representative, on behalf of the Contributors pursuant to this Section 9.15 (each, an "Authorized Action") shall be binding on the Contributors as fully as if such Person had taken such Authorized Action.
(c)    The Contributor Representative may resign from its position as Contributor Representative at any time by written notice delivered to Hagerty and the Contributors. If there is a vacancy at any time in the position of the Contributor Representative for any reason, such vacancy shall be filled by a majority in interest vote by the Contributors.

10.16    Representation; Privileged Communications; Conflicts. The parties hereto have agreed to the provisions related to representation, privileged communications and conflicts as set forth in Schedule 9.16.
10.17    Enforcement of Agreement. Without limitation to the provisions of Section 7.10 hereof with regard to the availability of equitable relief, if, by the End Date, any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
Article 11
Definitions.
In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
(a)    "Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiries, audit, notice of violation, proceeding, litigation, citation, summon, subpoena, or investigation of any nature, whether at Law or in equity.
(b)    "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisors of, or shares the same management company or investment advisor with, such Person.
(c)    "Agreement Employees" means each of Kenneth Ahn, Karsten Le Blanc, Donnie Gould, Ramsey Potts, Barney Ruprecht, David Swig, and Alexander Weaver.
(d)    "Anti-Corruption Laws" means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010) and any other applicable anti-corruption Laws or regulations.
(e)    "Anti-Terrorism Law" means any Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act ("USA PATRIOT Act") of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act", 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).
(f)    "Board of Directors" means the Board of Directors of the Company.
(g)    "Code" means the Internal Revenue Code of 1986, as amended.

(h)    "Company Intellectual Property" means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company's business as now conducted and as presently proposed to be conducted.
(i)    "Company Common Stock" means the common stock, par value $0.0001 per share, of the Company.
(j)    "Company Securities" means all of the issued and outstanding Equity Securities of the Company.
(k)    "Current Trading Price" means, at any point in time, the arithmetic average of the VWAP for each of the twenty (20) consecutive trading days ending on the trading day immediately prior to such point in time.
(l)    "Domestic Contributor" means each Contributor that is a United States person (as defined by Section 7701(a)(30) of the Code).
(m)    "Entity Contributor" means each Contributor that is not a natural Person.
(n)    "Equity Securities" means (a) any partnership interests, (b) any limited liability company interests, membership interests, or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscription rights, conversion rights, exchange rights, calls, puts, warrants, options, convertible securities, stock appreciation rights, phantom equity rights or other equity-based compensation awards, pledges or commitments of any kind or character relating to, or entitling any Person or entity to be issued, purchase or otherwise receive limited liability company interests, membership interests, units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for any Equity Securities, or (g) any other interest classified as an equity security of a Person.
(o)    "Exchange Agreement" means that certain Exchange Agreement, dated as of the date hereof, by and among Parent, Hagerty and each Domestic Contributor, in the form attached hereto as Exhibit A-1.
(p)    "Exchange Ratio" means the quotient obtained by dividing (a) $2.8013 by (b) the Parent Trading Price.
(q)    "Foreign Contributor" means each Contributor that is not a United States person (as defined by Section 7701(a)(30) of the Code).

(r)    "Government Official" means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).
(s)    "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
(t)    "IRS" means the United States Internal Revenue Service.
(u)    "Key Employee" means each of (a) Kenneth Ahn, (b) Alain Squindo, (c) Michael Mortorano, (d) Barney Ruprecht, (e) Donnie Gould, (f) David Swig, (g) Madeline Baker, (h) Ian Kelleher, (i) Karsten Le Blanc, (j) Ramsey Potts, and (k) Alexander Weaver.
(v)    "Knowledge" including the phrase "to Company's Knowledge" means the actual knowledge, after reasonable investigation, of each of the Key Employees.
(w)    "Laws" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
(x)    "Liens" means all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind.
(y)    "LLC Agreement" means that certain Fourth Amended & Restated Limited Liability Company Agreement of Hagerty, dated December 2, 2021, if and as amended, supplemented or modified from time to time.
(z)    "Lockup Agreement" means a lockup agreement in the form attached hereto as Exhibit A between Parent and each Foreign Contributor with respect to the shares of Parent Common Stock issued to such Foreign Contributor after the Closing.
(aa)     "Material Adverse Effect" means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or Hagerty, as applicable.
(bb)    "Parent Common Stock" means the Class A common stock, par value $0.0001, of Parent.

(cc)    "Parent SEC Documents" means, collectively, all reports, schedules, forms, certificates, prospectuses and registration, proxy and other instruments filed with the SEC, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein.
(dd)    "Parent Trading Price" means the arithmetic average of the VWAP for each of the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Effective Date.
(ee)    "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(ff)    "Restrictive Covenant Agreement" means a restrictive covenant agreement in the form attached hereto as Exhibit B between Parent and each applicable Agreement Employee.
(gg)    "Sanctions" means sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty's Treasury, or other relevant sanctions authority.
(hh)    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ii)    "SHA" means that certain Stockholders' Agreement, dated as of January 5, 2022, by and among the Company, Hagerty and Contributors.
(jj)    "Subsidiary" means an entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.
(kk)    "Trading Day" means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Parent Common Stock are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
(ll)    "Transaction Agreements" means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement (including without limitation, each Restrictive Covenant Agreement, and each Lockup Agreement), and any other agreement or certificate specifically identified as an Transaction Agreement for purposes of this Agreement or entered into in connection with the transactions provided for in this Agreement.
(mm)    "Tax" or "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration,

profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.
(nn)    "Tax Returns" means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund).
(oo)    "Unit" or "Units" means a Unit of Hagerty, as defined in the LLC Agreement.
(pp)    "VWAP" means the daily per share volume-weighted average price of shares of Parent Common Stock on the New York Stock Exchange or such other principal United States securities exchange on which shares of Parent Common Stock are listed, quoted or admitted to trading, as displayed under the heading "Bloomberg VWAP" on the Bloomberg page designated for shares of Parent Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, (a) the per share volume- weighted average price of a share of Parent Common Stock on such trading day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Parent Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by Parent).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
PARENT
HAGERTY, INC.
By:
Name: McKeel Hagerty
Title: Chief Executive Officer
[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
HAGERTY
THE HAGERTY GROUP, LLC
By:
Name: McKeel Hagerty
Title: Chief Executive Officer
[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
The Company
BROAD ARROW GROUP, INC.
By:
Name: Kenneth Ahn
Title: Chief Executive Officer

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
FOUNDERS LLC
BROAD ARROW HOLDINGS LLC
By:
Name: Kenneth Ahn
Title: Managing Member

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR REPRESENTATIVE

KENNETH AHN

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
QUADRIFOGLIO HOLDINGS LLC
By:
Name: Kenneth H. Ahn
Title: Managing Member

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
VOLLGAS HOLDINGS LLC
By:
Name: Alain Squindo
Title: Manager

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
CJ7 HOLDINGS, LLC
By:
Name: Michael J. Mortorano
Title: Manager

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
DINOSAUR COLLECTIBLES LLC
By:
Name: Andrew Ruprecht
Title: Manager

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
DONNIE GOULD RESTORATIONS, INC.
By:
Name: Donald Gould
Title: President

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

MADELINE BAKER

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

IAN S. KELLEHER

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

CHRISTIANUS JOHANNES LE BLANC

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

CR RAMSEY POTTS

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

DAVID SWIG

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR

WILLIAM (ALEXANDER) WEAVER

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONTRIBUTOR
WILLIAM RUPRECHT REVOCABLE TRUST 2013
By:
Name: William Ruprecht
Title: Trustee
[Signature Page to Contribution and Exchange Agreement]

EXHIBIT A
Form of Lockup Agreement

(Attached)
[Signature Page to Contribution and Exchange Agreement]

EXHIBIT A-1
Form of Exchange Agreement

(Attached)

[Signature Page to Contribution and Exchange Agreement]

EXHIBIT B
Form of Restrictive Covenant Agreement

(Attached)